             SCHEDULE 14A--INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement

                                          [_] CONFIDENTIAL, FOR USE OF THE
[_] Definitive Proxy Statement                COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                         COLUMBIA BANKING SYSTEM, INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

    (2)  Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4)  Proposed maximum aggregate value of transaction:

    (5)  Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

    (2)  Form, Schedule or Registration Statement No.:

    (3)  Filing Party:

    (4)  Date Filed:

                                    [LOGO]

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 22, 1998

  NOTICE IS HEREBY GIVEN that, pursuant to call of its directors, the Annual Meeting of Shareholders of Columbia Banking System, Inc. ("Columbia") will be held at the Sheraton Tacoma Hotel, 1320 Broadway Plaza, Tacoma, Washington, on April 22, 1998 at 1:00 p.m., for the purpose of considering and voting upon the following matters:

  1. ELECTION OF DIRECTORS. Electing seventeen (17) persons to serve on the Board of Directors.

  2. APPROVAL OF ARTICLE AMENDMENT. A proposal to amend Columbia's Articles of Incorporation to increase the number of authorized common shares from 11,000,000 to 30,000,000.

  3. WHATEVER OTHER BUSINESS as may properly be brought before the Annual Meeting or any adjournment thereof.

  Only those shareholders of record at the close of business on February 27, 1998 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

                                          By Order of the Board of Directors

                                          /s/ Jill L. Myers
                                          -------------------------------------

                                          Jill L. Myers
                                          Secretary

Tacoma, Washington
March 18, 1998

WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY THEN WITHDRAW YOUR PROXY. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

                         COLUMBIA BANKING SYSTEM, INC.
                              1102 BROADWAY PLAZA
                           TACOMA, WASHINGTON 98402

                               ----------------

                                PROXY STATEMENT

                               ----------------

               SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

  This Proxy Statement and the accompanying Proxy are being first sent to shareholders on or about March 18, 1998, for use in connection with the Annual Meeting of Shareholders of Columbia Banking System, Inc. ("Columbia") to be held on Wednesday, April 22, 1998 (the "Annual Meeting"). Only those shareholders of record of Columbia's no par value common stock at the close of business on February 27, 1998 will be entitled to notice of and to vote at the Annual Meeting. The number of shares of common stock outstanding and entitled
to vote at the Annual Meeting is           .

  The enclosed Proxy is solicited by and on behalf of the Board of Directors of Columbia and the costs of solicitation will be borne by Columbia. In addition to the use of the mails, solicitation may be made, without additional compensation, by directors and officers of Columbia and regular employees of Columbia and/or its banking subsidiary, Columbia State Bank ("Columbia Bank"), by telephone, facsimile and/or personal contact. Columbia does not expect to pay any compensation for the solicitation of proxies, except to brokers, nominees, and similar recordholders for reasonable expenses in mailing proxy materials to beneficial owners.

  On each matter before the Annual Meeting, including the election of directors, shareholders have one vote for each share of common stock held. Shareholders are not entitled to cumulate their votes in the election of directors. Under Washington law, if a quorum is present at the Annual Meeting, the seventeen nominees for election as directors who receive the greatest number of votes cast for the election of directors by the holders of shares entitled to vote and present in person or by proxy at the Annual Meeting will be elected directors. Approval of the amendment to the Articles of Incorporation requires the affirmative vote of a majority of Columbia's outstanding common shares.

  With regard to the election of directors, votes may be cast in favor of some or all of the nominees or withheld as to some or all of the nominees. Votes withheld will have the effect of a negative vote. Abstentions may be specified on all proposals except the election of directors. An abstention from voting will have the practical effect of voting against a proposal since the shares which are the subject of the abstention will be considered present and entitled to vote but will not be voted in favor of the proposal. If shares are held in "street name" through a broker or other nominee, the broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if the broker or nominee is not given specific voting instructions, shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes" will, however, be counted in determining whether or not there is a quorum.

  If the enclosed Proxy is duly executed and received in time for the Annual Meeting, it is the intention of the persons named in the Proxy to vote the shares represented by the Proxy "FOR" the seventeen nominees for director listed in this Proxy Statement and "FOR" approval of the Article Amendment, unless otherwise directed. Any proxy given by a shareholder may be revoked before its exercise by notice to Columbia in writing, by a subsequently dated proxy, or in open meeting prior to the taking of the shareholder vote. The shares represented by properly executed proxies that are not revoked will be voted in accordance with the specifications in such proxies, or, if no preference is specified, in accordance with the recommendation of management as specified above.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth information as of February 27, 1998 with respect to beneficial ownership of Columbia's common stock by (a) each director and director nominee; (b) each person who served as chief executive officer of Columbia during 1997 and each of Columbia's four other most highly compensated executive officers whose aggregate cash and cash equivalent forms of compensation exceeded $100,000 during 1997 (the "Named Executives"); and
(c) all current directors and executive officers of Columbia as a group. Except as noted, Columbia believes that the beneficial owners of the shares listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares. The percentages shown are based on the number of shares of Columbia common stock deemed to be outstanding under applicable regulations (including options exercisable within sixty days). As of February 27, 1998 there were no shareholders known by Columbia to be the beneficial owners of more than 5% of Columbia's outstanding shares of common stock.

                                                                    SHARES
                                                              BENEFICIALLY OWNED
                                                              ------------------
NAME                                                          NUMBER  PERCENTAGE
----                                                          ------- ----------
Donald A. Andersen(1)........................................   7,063      *
W. Barry Connoley............................................   2,152      *
Richard S. DeVine............................................  25,955      *
Melanie J. Dressel(2)........................................  19,512      *
A.G. Espe(3)................................................. 109,633    1.7%
Jack Fabulich................................................   5,644      *
Jonathan Fine(4).............................................  14,428      *
John P. Folsom...............................................   5,702      *
Margel S. Gallagher(5).......................................  68,473    1.1%
W. Kelso Gillenwater.........................................     200      *
John A. Halleran.............................................   9,600      *
Thomas L. Matson.............................................  60,268      *
William W. Philip(6)......................................... 160,000    2.5%
John H. Powell(7)............................................  22,030      *
Robert E. Quoidbach..........................................   3,757      *
Donald Rodman(8).............................................   5,343      *
Frank H. Russell.............................................   1,902      *
Harald R. Russell(9).........................................  11,679      *
Sidney R. Snyder.............................................  17,010      *
William T. Weyerhaeuser......................................  10,000      *
Evans Q. Whitney(10).........................................  22,357      *
James M. Will ...............................................   4,836      *
Directors and executive officers as a group (23 persons)..... 605,647    9.2%

--------
 *  Represents less than 1.0% of Columbia's outstanding common stock.

(1) Includes 5,513 shares issuable upon exercise of options which became exercisable on January 23, 1998 at $8.85 per share.

(2) Includes 8,820 shares issuable upon exercise of options which became exercisable on September 22, 1996 at $10.66 per share; 2,205 shares issuable upon exercise of options which became exercisable on January 26, 1997 at $10.66 per share; and 2,205 shares issuable upon exercise of options which became exercisable on December 16, 1997 at $8.85 per share. Also includes 5,000 shares issued to Ms. Dressel in January 1998 as a restricted stock award and held in escrow until certain conditions are met.

(3) Amounts reported for Mr. Espe are owned by his estate. Includes 42,000 shares issuable upon exercise of options all of which became exercisable upon Mr. Espe's death at prices ranging from $14.52--$20.24 per share. Also includes 6,767 shares issuable upon exercise of options which became exercisable on

     September 25, 1993 at $5.86 per share as to 4,897 shares and $8.39 per share as to 1,870 shares, assigned to Mr. Espe's estate as a result of the February 1998 liquidation of NorCap, L.L.C. See "INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS".

(4) Includes 4,103 shares owned by a family trust for which Mr. Fine is co-trustee and shares voting and investment power.

(5) Includes 3,823 shares held by C&G Partnership, a Washington General Partnership, in which Ms. Gallagher's spouse, J. James Gallagher, is a general partner. Also includes 17,233 shares held by the J. James Gallagher & Co. Profit Sharing Trust, for which Ms. Gallagher's spouse, J. James Gallagher, is the trustee.

(6) Includes 60,681 shares held by Kelcin, a limited partnership, in which Mr. Philip is a general partner. Also includes 20,000 shares issued to Mr. Philip in August 1996 as a restricted stock award and held in escrow until certain conditions are met. Also includes 20,000 shares issued to Mr. Philip in January 1998 as a restricted stock award and held in escrow until certain conditions are met.

(7) Includes 3,357 shares issuable upon exercise of options which became exercisable on September 25, 1993 at $5.86 per share as to 2,430 shares and $8.39 per share as to 927 shares, assigned to Mr. Powell as a result of the February 1998 liquidation of NorCap, L.L.C. See "INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS".

(8) All shares are owned by a living trust for which Mr. Rodman and his spouse are co-trustees and share voting and investment power.

(9) Includes 2,756 shares issuable upon exercise of options which became exercisable on January 26, 1997 at $10.66 per share; and 1,654 shares issuable upon exercise of options which became exercisable on December 16, 1997 at $8.85 per share. Also includes 5,000 shares issued to Mr. Russell in January 1998 as a restricted stock award and held in escrow until certain conditions are met.

(10) Includes 8,820 shares issuable upon exercise of options which became exercisable on September 22, 1996 at $10.66 per share; 2,205 shares issuable upon exercise of options which became exercisable on January 26, 1997 at $10.66 per share; and 2,205 shares issuable upon exercise of options which became exercisable on December 16, 1997 at $8.85 per share. Also includes 5,000 shares issued to Mr. Whitney in January 1998 as a restricted stock award and held in escrow until certain conditions are met. Also includes 1,050 shares held in a brokerage account for Mr. Whitney's mother, over which Mr. Whitney exercises investment power.

                       PROPOSAL 1: ELECTION OF DIRECTORS

  Columbia's Bylaws provide that the number of directors to be elected by the shareholders shall be not less than five (5) nor more than twenty-five (25). The Bylaws also provide that the exact number of directors within the minimum and maximum limit will be fixed and determined by resolution of the Board of Directors. The Board of Directors has fixed the number of directors to be elected at this Annual Meeting at seventeen (17) and has nominated the individuals listed on the following pages for election as directors for the ensuing year or until their successors are elected and qualified. In addition to the fifteen directors currently serving on the Board, the Board has nominated Messrs. W. Kelso Gillenwater, former publisher of The News Tribune, Tacoma, Washington, and William T. Weyerhaeuser, a clinical psychologist in Tacoma, Washington, for election.

  If any nominee should refuse or be unable to serve, the Proxy will be voted for such person as is designated by the Board of Directors to replace any such nominee. The Board of Directors presently has no knowledge that any of the nominees will refuse or be unable to serve.

INFORMATION WITH RESPECT TO NOMINEES

  Information with respect to the nominees for director is provided below, including their names and ages, their principal occupations during the past five years, and the year first elected a director of Columbia or its predecessor corporation or one of its former or current subsidiaries. The address for all of the nominees is 1102 Broadway Plaza, Tacoma, Washington, 98402. With the exception of Messrs. W. Kelso Gillenwater and William T. Weyerhaeuser, all of the nominees are presently directors of Columbia and Columbia Bank.

W. BARRY CONNOLEY                                           Director since 1993

  Mr. Connoley, 56, has been President and Chief Executive Officer of MultiCare Health System, Tacoma, Washington since 1986.

RICHARD S. DEVINE                                           Director since 1993

  Mr. DeVine, 70, has served as President of Chinook Resources, Inc. (timber acquisition and sales) since 1992. Mr. DeVine currently serves as Chairman of Raleigh Schwarz & Powell, Inc. (insurance brokers), Tacoma, Washington, having served as President of that company from 1976 to 1989.

JACK FABULICH                                               Director since 1993

  Mr. Fabulich, 69, is Chairman of Parker Paint Manufacturing Co., Inc., Tacoma, Washington, having served as President from 1982 to 1993. He is also currently the President and a Commissioner of the Port of Tacoma.

JONATHAN FINE                                               Director since 1993

  Mr. Fine, 43, is the Chief Executive Officer of the American Red Cross, Seattle-King County Chapter. From January 1993 until April 1996, Mr. Fine was a private investor and from 1986 until December 1992, he served as Senior Vice President and Treasurer of Puget Sound Bancorp, Inc., Tacoma, Washington.

JOHN P. FOLSOM                                              Director since 1997

  Mr. Folsom, 54, has been President and Chief Executive Officer of Raleigh, Schwarz & Powell, Inc. (insurance brokers), Tacoma, Washington, since 1989.

MARGEL S. GALLAGHER                                         Director since 1993

  Ms. Gallagher, 50, has been the President of Viva Imports, Ltd. (retail women's clothing), Tacoma and Seattle, Washington, since 1982.

W. KELSO GILLENWATER                                           Director Nominee

  Mr. Gillenwater, 50, is currently a private investor. From September 1991 until January 1998, Mr. Gillenwater was the President of Tacoma News, Inc. and the publisher of the The News Tribune, Tacoma-Pierce County's largest newspaper.

JOHN A. HALLERAN                                            Director since 1992

  Mr. Halleran, 69, has been a private investor since 1992. Prior to that time he was a general contractor with headquarters in Bellevue, Washington.

THOMAS L. MATSON                                    Director since January 1998

  Mr. Matson, 60, has been the owner and President of Tom Matson Dodge, Inc. (automobile dealership), Auburn, Washington, since 1963.

WILLIAM W. PHILIP                                           Director since 1993

  Mr. Philip, 71, has served as Chairman, President and Chief Executive Officer of Columbia and Columbia Bank since November, 1997. Prior to that time and since 1993, he served as President and Chief Operating Officer of Columbia and as President and Chief Executive Officer of Columbia Bank. Until his retirement in December 1992, Mr. Philip was Chairman of the Board and Chief Executive Officer of Puget Sound Bancorp, Tacoma, Washington ("PSB") since its inception in 1981 and was Chairman and Chief Executive Officer of Puget Sound National Bank prior to and after the inception of PSB, having served with that institution for more than 40 years.

JOHN H. POWELL                                              Director since 1991

  Mr. Powell, 73, has been the co-owner of Sound Oil Company (heating oil distributor), Seattle, Washington, since 1950. Mr. Powell was Chairman of the Board of Bank of Seattle, Seattle, Washington, from 1976 to 1983.

ROBERT E. QUOIDBACH                                         Director since 1988

  Mr. Quoidbach, 72, has been a private investor and tree farmer since 1990. Prior to that time he was an industrial contractor in Longview, Washington.

DONALD RODMAN                                               Director since 1991

  Mr. Rodman, 59, has been the owner and an executive officer of Rodman Realty, Longview, Washington, since 1961.

FRANK H. RUSSELL                                            Director since 1993

  Mr. Russell, 67, has been the President of Professional Services Unified, Inc., a full-facility service, including food service, janitorial and electronic access systems in Tacoma, Washington since 1985. Mr. Russell is also the President of Quality Meal Expediters (food catering), headquartered in Tacoma, Washington.

SIDNEY R. SNYDER                                            Director since 1988

  Mr. Snyder, 71, has been the owner of Sid's Food Market in Seaview, Washington since 1953 and of the Midtown Market in Long Beach, Washington since 1982. Mr. Snyder is the Chairman of the Board and a principal shareholder of Bank of the Pacific in Long Beach, Washington. Mr. Snyder has been a member of the Washington State Senate since 1990, currently serving as the Senate Democratic Leader.

WILLIAM T. WEYERHAEUSER                                        Director Nominee

  Mr. Weyerhaeuser, 54, is a clinical psychologist who has been in private practice in Tacoma, Washington since 1975. Since 1984, Mr. Weyerhaeuser has also been the owner and Chairman of the Board of Comerco, Inc. (holding company for the Yelm Telephone Company), Tacoma, Washington, and, since 1994, has served as the Chairman of the Board of Rock Island Company (private investment company), St. Paul, Minnesota. Since 1990, Mr. Weyerhaeuser has also been a director of Potlatch Corporation (forest products), a company with a class of securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, located in Spokane, Washington.

JAMES M. WILL                                               Director since 1993

  Mr. Will, 51, has served as the President of Titus-Will Enterprises (automobile leasing, rental and property management company), Tacoma, Washington since 1997. Prior to that time and since 1969, Mr. Will was the President of Tam Manufacturing Co. (an automotive reengineering company), Tacoma, Washington.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THESE NOMINEES.

INFORMATION REGARDING THE BOARD AND ITS COMMITTEES

  The Board of Directors of Columbia has established certain standing committees, including an Audit Committee and a Personnel and Compensation Committee. There presently is no standing nominating committee.

  AUDIT COMMITTEE. The main functions performed by the Audit Committee include reviewing and approving the services of the independent auditors, reviewing the plan, scope, and audit results of the internal auditors and the independent auditors, and reviewing the reports of bank regulatory authorities. The Audit Committee also reviews the annual and other reports to the Securities and Exchange Commission and the annual report to the shareholders. Current members of the Committee, none of whom are officers or employees of Columbia or Columbia Bank, are: Messrs. Fine (Chairman), Connoley, Folsom, Halleran, Matson, Powell and Russell, and Ms. Gallagher. There were five (5) meetings of the Audit Committee during 1997.

  PERSONNEL AND COMPENSATION COMMITTEE. The Personnel and Compensation Committee reviews and recommends remuneration arrangements for senior management. Current members of the Compensation Committee, none of whom are officers or employees of Columbia or Columbia Bank, are: Messrs. DeVine (Chairman), Fabulich, Quoidbach, Rodman, Snyder and Will. There were five (5) meetings of the Personnel and Compensation Committee during 1997.

  BOARD MEETINGS. There were nine (9) regular meetings of the Board of Directors of Columbia during 1997. All directors attended at least 75% of the total meetings of the Board and all committees of which they were members in 1997, except Messrs. Connoley and Snyder.

  DIRECTOR COMPENSATION. During 1997, Columbia's non-officer directors received an annual retainer of $1,600. In addition to their annual retainer, such directors received $200 for each Board meeting attended and $150 for each committee meeting attended.

  In April 1997, all non-officer directors of Columbia were granted a non-qualified stock option, pursuant to Columbia's Stock Option Plan, to purchase 1,050 shares (as adjusted for stock dividends) of Columbia's common stock at an exercise price of $15.12 per share (as adjusted for stock dividends). The options vest (i.e. become exercisable) three years from the date of grant, unless earlier vesting is approved by the Personnel and Compensation Committee. The options may be exercised for a period of five years after they vest. If a director dies, becomes disabled, or retires (defined to mean a termination of directorship with at least five years of service or after attaining the age of 75), all options (whether or not vested) will become immediately exercisable and may be exercised by the director or the director's estate for a period of five years or until the expiration of the stated term of the option. If a director terminates service on the Board for any reason other than death, disability or retirement, all options, to the extent then exercisable, may be exercised within 90 days. If any director is terminated for cause, all options will immediately terminate. Any additional option grants, which may be approved from time to time in the discretion of the Personnel and Compensation Committee and the Board, will be subject to a director's unexcused absence for the year from no more than 25% of the total meetings of the Board and all committees of which the director is a member.

PERSONNEL AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During Columbia's 1997 fiscal year, Mr. Philip served as Chairman of the Board and a member of the Compensation Committee of MultiCare Health System, of which Mr. Connoley, one of Columbia's directors, is President and Chief Executive Officer.

SHAREHOLDER NOMINATIONS FOR 1998 ANNUAL MEETING OF SHAREHOLDERS

  In accordance with Columbia's Articles of Incorporation, shareholder nominations for the 1998 Annual Meeting of Shareholders, if any, must be made in writing not less than 14 nor more than 50 days prior to the Annual Meeting, and must be delivered or mailed to the Chairman of Columbia; provided, however, that if less than 21 days' notice of the Annual Meeting is given to shareholders, the notification must be mailed or delivered to the Chairman not later than the close of business on the seventh day following the day on which notice of the Annual Meeting was mailed. Such notification should contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of stock of Columbia that will be voted for each proposed nominee; (d) the name and address of the notifying shareholder; and (e) the number of shares of stock of Columbia owned by the notifying shareholder. Nominations not made in accordance with the above requirements may, in his discretion, be disregarded by the Chairman of the Annual Meeting, and upon the Chairman's instruction, the vote teller may disregard all votes cast for such a nominee.

                            EXECUTIVE COMPENSATION

REPORT OF THE PERSONNEL AND COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  The Personnel and Compensation Committee of the Board of Directors of Columbia (the "Committee") has furnished the following report on executive compensation for fiscal year 1997. The Committee report is intended to describe in general terms the process the Committee undertakes and the matters it considers in determining the appropriate compensation for Columbia's executive officers, including the executive officers who are named in the Summary Compensation Table which follows (the "Named Executives").

 RESPONSIBILITIES AND COMPOSITION OF THE COMMITTEE

  The Committee is responsible for (i) establishing compensation programs for executive officers of Columbia designed to attract, motivate and retain key executives responsible for the success of Columbia as a whole;
(ii) administering and maintaining such programs in a manner that will benefit the long-term interests of Columbia and its shareholders; and (iii) determining the compensation of Columbia's executive officers. The Committee serves pursuant to a Charter adopted by the Board of Directors.

  The Committee is composed of Richard S. DeVine (Chairman), Jack Fabulich, Robert E. Quoidbach, Donald Rodman, Sidney R. Snyder and James M. Will. None of the members are officers or employees of Columbia or Columbia Bank. Mr. DeVine has served on the Compensation Committee of Columbia or Columbia Bank since 1993. Messrs. Fabulich, Quoidbach, Rodman, Snyder and Will were appointed to the Compensation Committee in 1997.

 COMPENSATION PHILOSOPHY

  Columbia, acting through the Committee, believes that compensation of its Named Executives and other key personnel should reflect and support the goals and strategies that Columbia has established and enunciated. Columbia's long-term goal is to create, over the next several years, a well-capitalized, customer-focused Pacific Northwest commercial banking institution with a significant presence in selected markets. Management believes that the ongoing consolidation in its principal market area affords an opportunity for aggressive growth in loans and deposits. Columbia's growth strategy consists of the following elements:

  . Focus on relationship lending to small and medium-sized businesses, professionals and other individuals whom Columbia believes are under served by larger banks in its market area and are attracted by Columbia's emphasis on relationship banking.

  . Fund loan growth through the creation of a branch system catering primarily to retail depositors, supplemented by business banking customer deposits and other borrowings.

  . Continue growth in the Tacoma metropolitan area and selectively expand into neighboring King and Thurston Counties.

  . Control credit risk through established loan underwriting and monitoring procedures, loan concentration limits, product and industry diversification, and the hiring of experienced lending personnel with a high degree of familiarity with their market area.

  The achievement of these goals is intended to create long-term value for Columbia's shareholders, consistent with protecting the interests of depositors. The Committee believes that these goals are best supported by attracting and retaining well-qualified executive officers and other personnel through competitive compensation arrangements, with emphasis on rewards for outstanding contributions to Columbia's success and with a special emphasis on aligning the interests of the executive officers and other personnel with those of Columbia's shareholders.

 COMPENSATION PROGRAMS AND PRACTICES

  Columbia's compensation program for executives consists of three key elements: (i) base salary; (ii) a performance-based annual bonus; and (iii) periodic grants of options and other stock-based compensation.

  The Committee believes that this three-part approach best serves the interests of Columbia and its shareholders. It enables Columbia to meet the requirements of the highly competitive banking environment in which it operates, while ensuring that executive officers are compensated in a way that advances both the short- and long-term interests of shareholders. The variable annual bonus permits individual performance to be recognized and is based, in significant part, on an evaluation of the contribution made by the officer to Columbia's overall performance. Options and other stock-based compensation relate a significant portion of long-term remuneration directly to stock price appreciation realized by Columbia's shareholders, and further serve to promote an executive's continued service to the organization.

  The Committee has established compensation ranges based on surveys of national and Northwest commercial banks with approximately $1 billion in total assets conducted by an independent consulting firm. The Committee believes that these institutions are representative of Columbia's main competition for executive talent, with jobs similar to Columbia's in magnitude, complexity and scope of responsibility.

  BASE SALARY. Base salaries for Columbia's executive officers are based upon recommendations by the Chief Executive Officer, taking into account such factors as competitive industry salaries, an executive's scope of responsibilities, and individual performance and contribution to the organization. Under the Chief Executive Officer's discretion, the Senior Vice President--Human Resources Director reviews all salary recommendations with the Committee, which then approves or disapproves such recommendations. The Chief Executive Officer reviews any salary recommendations for the Senior Vice President--Human Resources Director with the Committee.

  ANNUAL BONUS. Executive officers have an annual incentive (bonus) opportunity with awards based on the overall performance of Columbia and on specific individual performance targets. The performance targets may be based on one or more of the following criteria: growth in assets and deposits, asset quality, growth in earnings, and return on equity.

  Columbia's Chief Executive Officer, working with the Senior Vice President-- Human Resources Director, determines the annual bonus pool following completion of each fiscal year. The size of the bonus pool is based upon an assessment of Columbia's performance as compared to both budgeted and prior fiscal year performance and the extent to which Columbia achieved its overall financial goals. Once the bonus pool is determined, the Chief Executive Officer or the Senior Vice President--Human Resources Director, as appropriate, makes individual bonus recommendations to the Committee, within the limits of the pool, for eligible employees based upon an evaluation of their individual performance and contribution to Columbia's overall performance.

  OPTIONS AND OTHER STOCK-BASED COMPENSATION. Since Columbia's significant reorganization in 1993, the Committee has followed a compensation philosophy that emphasizes options and other stock-based compensation. Columbia's use of stock-based compensation focuses on the following guiding principles:
(i) stock-based compensation has been and will continue to be an important element of employee pay; (ii) stock options given will be based on performance measures within the employee's control; (iii) owning stock is an important ingredient in forming the partnership between all employees and the organization; and (iv) ownership of significant amounts of Columbia's stock by executives and senior officers of Columbia will facilitate putting management's goals in line with shareholders.

  Columbia's performance since 1993 has, in the Committee's opinion, shown the value of this approach. In particular, the Committee has taken note that the total annual returns to Columbia's shareholders for 1997 and 1996 were 74% and 42%, respectively, as compared to total annual returns for the Nasdaq U.S. Stock Index of 23% and 23% and for the SNL Securities Western Bank Stock Index (Columbia Peer Group) of 84% and 38%, respectively.

  The Committee anticipates that it will continue to emphasize stock-based compensation in the future and will expand the number of persons who will receive options to include essentially all employees of Columbia who meet certain minimum requirements, including performance measures.

 STOCK OWNERSHIP GUIDELINES

  In 1997, the Committee approved stock ownership guidelines for its executive and senior officers as a way to help closely align the financial interests of these officers with those of Columbia's shareholders. These officers are expected to make continuing progress towards compliance with the guidelines during the five-year period that began in April 1997 or the date designated as an executive or senior officer, whichever is later.

  The ownership guidelines are as follows: (i) senior executive officers (including the positions of Chairman, Chief Executive Officer, President, and Chief Operating Officer, and other designated senior executive officers) have a required minimum ownership of 20,000 shares; and (ii) other designated executive officers and senior officers have a minimum ownership requirement of 3,500 shares.

  The Board has also approved stock ownership guidelines which call for directors to achieve a stock ownership position of at least 5,000 shares by the year 2002 or within five years of joining the Board.

 CHIEF EXECUTIVE OFFICER COMPENSATION

  Mr. A.G. Espe was the Chairman and Chief Executive Officer of Columbia until his death in mid-November 1997. Mr. W.W. Philip, who was then serving as Vice Chairman, President and Chief Operating Officer of Columbia, was appointed to serve as Columbia's Chairman, President and Chief Executive Officer in late November 1997. In evaluating the compensation of Messrs. Espe and Philip for services rendered in 1997, the Committee considered both quantitative and qualitative factors.

  In looking at quantitative factors, the Committee reviewed Columbia's 1997 financial results and compared them with Columbia's budget and actual financial results for 1996. Specifically, the Committee considered that (i) year-end net income from operations increased 58% from 1996; (ii) year-end earnings per share (basic) from operations increased 14% from 1996; (iii) total assets, total loans and total deposits grew by 22%, 31% and 24%, respectively, from year-end 1996 to year-end 1997; (iv) the 1997 return on average common shareholders' equity and return on average total assets increased significantly over 1996; and (v) despite rapid loan growth, credit quality continued to improve in 1997.

  In addition to these quantitative accomplishments, the Committee also considered certain qualitative accomplishments by Messrs. Espe and Philip in 1997. Specifically, the Committee recognized these executives' leadership in strategically positioning Columbia for future significant developments in the banking industry and in Columbia's market area, and otherwise developing long-term strategies for the organization. The Committee recognized Mr. Espe's and Mr. Philip's efforts in successfully directing and carrying out the mergers with Cascade Bancorp, Inc. and the Bank of Fife, and the continued expansion of Columbia Bank's retail branch system. The Committee also recognized Mr. Philip's efforts in training other executive officers for future leadership of the organization following his planned retirement as an executive officer at year end 1999.

  Based on the foregoing and consistent with the Committee's overall compensation philosophy, the Committee made the following determinations with respect to Mr. Espe's and Mr. Philip's compensation for 1997. Mr. Espe's annual salary in 1997 was established at $160,000 and he was awarded an incentive (bonus) payment of $40,000. In 1996, Mr. Espe was granted so-called "premium options" to purchase 42,000 shares (as adjusted for stock dividends) of Columbia's common stock, which vested at the rate of 10,500 shares per year beginning August 1997, at option prices (as adjusted for stock dividends) increasing from $14.52 per share, in 1997, to $20.24 per share in August 2000. The grant of these premium options was intended to further align Mr. Espe's and shareholders' interests to continue building shareholder value in future years. Upon his death, the option to purchase all 42,000 shares became immediately exercisable and will remain exercisable for a period of ten years following the date of vesting. See "Executive Employment Agreements".

  Mr. Philip's annual salary in 1997 was established at $175,000 and he was awarded an incentive (bonus) payment of $75,000. Following Mr. Espe's death in November 1997, Mr. Philp was appointed Chairman, President and Chief Executive Officer of Columbia and his salary for 1998 was established at $225,000.

Mr. Philip was also then granted a restricted stock award for 20,000 shares of common stock for his outstanding contributions to Columbia's success and to preserve his close contact with Columbia after his retirement.

 POLICY WITH RESPECT TO $1 MILLION DEDUCTION LIMIT

  Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") generally limits the Federal corporate income tax deduction for compensation paid for any fiscal year to Named Executives of a public company to $1 million, unless the compensation is "performance-based compensation" or qualifies under certain other exemptions. The Committee intends to qualify executive compensation for deductibility under Section 162(m) to the extent consistent with the best interests of Columbia. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that Columbia may enter into compensation arrangements in the future under which payments are not deductible under Section 162(m). Deductibility will not be the sole factor used by the Committee in ascertaining appropriate levels or modes of compensation.

 CONCLUSION

  The Committee believes that for 1997, the compensation terms for Messrs. Espe and Philip, as well as for the other Named Executives, were clearly related to the realization of the goals and strategies established by Columbia. The Committee also notes that the return to shareholders (as evidenced by the Stock Performance Graph measurement of Columbia's performance against the Nasdaq and its peer group) is a further indication of what the Committee considers the highly satisfactory performance of the Named Executives and other key employees during the period that Columbia is carrying out its very aggressive growth strategy.

                          Richard S. DeVine, Chairman
                                 Jack Fabulich
                              Robert E. Quoidbach
                                 Donald Rodman
                               Sidney R. Snyder
                                 James M. Will

STOCK PERFORMANCE GRAPH

  The chart shown below depicts the total return to shareholders during the period beginning after December 31, 1992, and ending December 31, 1997. The definition of total return includes appreciation in market value of the stock as well as the actual cash and stock dividends paid to shareholders. The comparable indices utilized are the Nasdaq U.S. Stock Index, which is a broad nationally recognized index of stock performance by companies traded on the Nasdaq National Market and the Nasdaq Small Cap Market, and the SNL Securities Western Bank Stock Index, comprised of publicly-traded banks with assets of $250 million to $1 billion, all of which are located in the western United States. The chart assumes that the value of the investment in Columbia's common stock and each of the two indices was $100 on December 31, 1992, and that all dividends were reinvested.

                             [GRAPH APPEARS HERE]

                                              PERIOD ENDING
                          -----------------------------------------------------
INDEX                     12/31/92 12/31/93 12/31/94 12/31/95 12/31/96 12/31/97
-----                     -------- -------- -------- -------- -------- --------
Columbia Banking System,
 Inc.....................  100.00   110.53    96.04   126.32   179.60   313.33
NASDAQ--Total US.........  100.00   114.80   112.21   158.70   195.19   239.53
Columbia Peer Group......  100.00   103.57   104.52   127.59   175.78   322.68

COMPENSATION TABLES

                          SUMMARY COMPENSATION TABLE

  The following table sets forth the aggregate compensation for services rendered to Columbia or its subsidiaries in all capacities paid or accrued for the fiscal years ended December 31, 1997, December 31, 1996 and December 31, 1995, to each person serving as Columbia's chief executive officer during 1997 and each of the four other most highly compensated executive officers whose aggregate cash and cash equivalent forms of compensation exceeded $100,000 (the "Named Executives").

                                                       LONG TERM
                           ANNUAL COMPENSATION    COMPENSATION AWARDS
                         ----------------------- ---------------------
                                                 RESTRICTED SECURITIES
                                                   STOCK    UNDERLYING
NAME AND PRINCIPAL                                 AWARDS    OPTIONS       ALL OTHER
POSITION                 YEAR SALARY(1) BONUS(1)   ($)(2)      (#)      COMPENSATION(3)
------------------       ---- --------- -------- ---------- ----------  ---------------
A.G. Espe, ............. 1997 $168,147  $40,000        -0-       -0-        $27,287
 Chairman and Chief      1996  170,000   45,000        -0-    42,000(5)      89,008
 Executive Officer(4)    1995  168,623   50,000        -0-       -0-         25,995

W.W. Philip, ........... 1997 $181,675  $75,000        -0-       -0-        $ 8,000
 Chairman, President and 1996  638,116   45,000   $305,000       -0-            -0-
 Chief Executive         1995      -0-      -0-        -0-       -0-            -0-
  Officer(4)

Melanie J. Dressel, .... 1997 $ 86,951  $25,000        -0-     1,575        $ 8,543
 Executive Vice          1996   71,680   15,000        -0-       -0-          6,754
  President              1995   68,564   11,250        -0-       -0-          5,587

Harald R. Russell, ..... 1997 $ 87,084  $25,000        -0-     2,835        $ 8,420
 Executive Vice          1996   78,750   15,000        -0-     2,205          7,685
  President              1995   75,000   11,250        -0-       -0-          5,079

Donald A. Andersen, .... 1997 $ 83,000  $20,000        -0-     2,835        $ 8,508
 Senior Vice President-- 1996   78,750   15,000        -0-     1,103          7,853
 Commercial Loans        1995   74,519   11,250        -0-     5,513          2,490

Evans Q. Whitney, ...... 1997 $ 83,000  $23,000        -0-     1,575        $ 8,508
 Senior Vice President-- 1996   78,750   15,000        -0-       -0-         12,650
 Human Resources         1995   75,000   11,250        -0-       -0-         10,774

--------
(1) Represents total cash compensation earned, including for Mr. Espe amounts deferred under a Supplemental Executive Retirement Plan. The 1996 salary and bonus for Mr. Philip represents compensation for work performed since July 1993, but not fully earned until year-end 1996. Mr. Philip received no salary or bonus during the years 1993 through 1995. The contingent compensation and other payments to Messrs. Espe and Philip which were not fully earned until year-end 1996 were previously disclosed as potentially payable under long term incentive awards.

(2) At year-end 1997, the value of the aggregate restricted stock holdings was $540,000.

(3) Amounts in 1997 represent: (i) profit sharing and matching contributions under Columbia's 401(k) Plan in the amount of $12,224, $8,000, $8,167, $7,840, $7,840 and $8,177 for Messrs. Espe, Philip, Russell, Andersen and Whitney and Ms. Dressel, respectively; and (ii) premiums on group life insurance paid by Columbia for the benefit of Mr. Espe's estate, Messrs. Russell, Andersen and Whitney, and Ms. Dressel in the amount of $15,063, $253, $668, $668, and $366, respectively.

(4) Mr. Espe died on November 9, 1997. Mr. Philip, who, at the time of Mr. Espe's death, was serving as Vice Chairman, President and Chief Operating Officer, was appointed Chairman, President and Chief Executive Officer on November 19, 1997.

(5) The options awarded to Mr. Espe in 1996 were retained by his estate pursuant to the terms of the option. Upon his death, all options granted to Mr. Espe became immediately exercisable and may be exercised for a period of ten years from the date of vesting. Specifically, until August 28, 2007, Mr. Espe's estate may exercise its option to purchase 10,500 shares at an option price of $14.52 per share, and until November 9, 2007, Mr. Espe's estate may exercise its option to purchase 10,500 shares at an option price of $16.43 per share, 10,500 shares at an option price of $18.33 per share, and 10,500 shares at an option price of $20.24 per share.

                             OPTION GRANTS IN 1997

  The following table sets forth certain information on option grants in 1997 to the Named Executives:

                                                                         GRANT
                                                                          DATE
                                         INDIVIDUAL GRANTS               VALUE
                             ------------------------------------------ --------
                                        PERCENTAGE
                             NUMBER OF   OF TOTAL
                             SECURITIES  OPTIONS
                             UNDERLYING GRANTED TO EXERCISE              GRANT
                              OPTIONS   EMPLOYEES  PRICE PER EXPIRATION   DATE
NAME                         GRANTED(1)  IN 1997     SHARE      DATE    VALUE(2)
----                         ---------- ---------- --------- ---------- --------
A.G. Espe...................     -0-       N/A         N/A         N/A      N/A
W.W. Philip.................     -0-       N/A         N/A         N/A      N/A
Melanie J. Dressel..........   1,575       1.7%     $15.12   4/23/2005  $ 9,945
Harald R. Russell...........   2,835       3.1%     $15.12   4/23/2005  $17,903
Donald A. Andersen..........   2,835       3.1%     $15.12   4/23/2005  $17,903
Evans Q. Whitney............   1,575       1.7%     $15.12   4/23/2005  $ 9,946

--------
(1) Represents non-qualified stock options granted on April 23, 1997. Number of securities and exercise price per share have been adjusted for the 5% stock dividend paid by Columbia in 1997. All shares vest on April 23, 2000 and remain exercisable for five years from the date of vesting.

(2) The fair market value of options granted during 1997 is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: expected volatility of 36.95%; risk-free rates of 5.56%; no annual dividend yields; and expected lives of five years.

                  OPTION EXERCISES AND YEAR-END OPTION VALUES

  The following table summarizes option exercises by and the value of unexercised options granted to the Named Executives:

                                                 NUMBER OF SECURITIES
                                                UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                           SHARES                     OPTIONS AT              IN-THE-MONEY OPTIONS AT
                          ACQUIRED    VALUE        DECEMBER 31, 1997             DECEMBER 31, 1997
NAME                     ON EXERCISE REALIZED (EXERCISABLE/ UNEXERCISABLE) (EXERCISABLE/UNEXERCISABLE)(1)
----                     ----------- -------- ---------------------------  ------------------------------
A.G. Espe...............     -0-       -0-           42,000/-0-(2)                $    404,040/-0-
W.W. Philip.............     -0-       -0-                 -0-/-0-                         -0-/-0-
Melanie J. Dressel......     -0-       -0-            13,230/1,575                $220,169/$18,711
Harald R. Russell.......     -0-       -0-             4,410/5,040                $75,053/$ 66,843
Donald A. Andersen......     -0-       -0-             5,513/3,938                $100,061/$50,269
Evans Q. Whitney........     -0-       -0-            13,230/1,575                $220,169/$18,711

--------
(1) In accordance with applicable rules of the Securities and Exchange Commission, values are calculated by subtracting the exercise price from the fair market value of the underlying stock. For purposes of this table, fair market value is deemed to be $27.00, the last sale price of Columbia's common stock reported on the Nasdaq National Market on December 31, 1997.

(2) Amounts reported for A.G. Espe are owned by his estate. Upon Mr. Espe's death in November 1997, all options became immediately exercisable.

OTHER EMPLOYEE BENEFITS

  Columbia also maintains a defined contribution plan, in the form of a 401(k) plan, that allows employees, including executive officers, to contribute up to 15% of their compensation each year. Columbia currently makes matching contributions to the extent of 50% of employees' contributions up to 3% of each employee's total compensation and is authorized to make a discretionary contribution as determined by the Committee each year. Columbia contributed approximately $196,000 in matching funds to the 401(k) Plan during 1997, and made a discretionary contribution of approximately $440,000 for the year 1997.

  Columbia also maintains an Employee Stock Purchase Plan (the "ESPP") that was adopted in 1995. The ESPP allows eligible employees to purchase shares of Columbia common stock at 90% of the then current market price by means of payroll deductions.

  Beginning in 1994, Columbia established a discretionary Incentive Bonus Plan for the benefit of certain employees. Contributions by Columbia are based upon year end results of operations for Columbia and attainment of goals by individuals. In 1997, Columbia contributed $439,960 to the Plan.

  Columbia provides a group health insurance plan along with the normal vacation and sick pay benefits.

EXECUTIVE EMPLOYMENT AGREEMENTS

  Columbia entered into an amended employment agreement with Mr. Espe, effective January 1, 1997. Among other things, that agreement entitled Mr. Espe to a Supplemental Employee Retirement Plan ("SERP") benefit for which an accrual was made each year in the amount of ten percent of Mr. Espe's total cash compensation plus interest at an assumed rate. Mr. Espe passed away in November 1997. As provided in the employment agreement, upon Mr. Espe's death
(i) the employment agreement terminated; (ii) all SERP contributions made prior to that date vested in full; and (iii) all vesting requirements concerning stock options granted to Mr. Espe lapsed. Thus, Mr. Espe's estate became entitled to payment of the accrued SERP contributions and to exercise options to purchase a total of 42,000 shares of Columbia's common stock at prices ranging from $14.52 to $20.24 per share for a period of ten years from the date of vesting. See "Summary Compensation Table".

  The employment agreement between Columbia and Mr. Philip recently has been amended effective January 1, 1998 to (i) provide for Mr. Philip's service as Chairman, President and Chief Executive Officer of Columbia and Columbia Bank;
(ii) extend the term of service as an executive officer by Mr. Philip to December 31, 1999; and (iii) to establish his minimum annual salary at $225,000. In addition, the amended agreement also provides for the January 1998 grant of a restricted stock award of 20,000 shares of Columbia's common stock. The terms and conditions of the stock award provide for the immediate issuance of the shares to Mr. Philip, for no cash consideration, in escrow. Mr. Philip was also granted a restricted stock award of 20,000 shares in August 1996. The initial 20,000 shares (1996 grant) are to remain in escrow until Mr. Philip has served as an active officer or Board member of Columbia and/or Columbia Bank for a period of five years ending in August 2001, and the subsequent 20,000 shares (1998 grant) are to remain in escrow until Mr. Philip has served as an active officer or Board member of Columbia and/or Columbia Bank for a period of five years ending January 2003 or earlier mandatory retirement. The term of the escrow may be reduced (i) by action of the Board or the Committee; (ii) by reason of a change of control of Columbia or Columbia Bank (as defined in Mr. Philip's employment agreement); or (iii) by Mr. Philip's death or disability. Mr. Philip will have the right to vote the shares and to receive any dividends or other distributions on the shares while they remain in escrow.

  The employment agreement with Mr. Philip contains a covenant by him not to compete with Columbia in its market area for two years after voluntarily terminating employment without "good cause" (as defined therein). Columbia is the beneficiary under a key-person life insurance policy on the life of Mr. Philip in the amount of $2.0 million.

  The employment agreement with Mr. Philip also contains provisions that require payments in the event of a change in control (as defined therein) and termination of employment without cause (as defined therein). The payments would be due if such termination followed by up to two years and in certain cases preceded the change in control. Generally, in such circumstances, all contingent payments payable to Mr. Philip are deemed earned. Under the terms of the agreement, Mr. Philip is entitled to receive his base salary for two years following such termination or until the term of his employment agreement, whichever is longer. In such circumstances, Mr. Philip is also entitled to all benefits provided for in his agreement, to be fully vested as to any nonvested options and to have restrictions lapse with regard to any restricted stock or other restricted securities. In the event that Mr. Philip receives an amount under these provisions which result in imposition of a tax on the executive under the provisions of Internal Revenue Code Section 4999 (relating to Golden Parachute payments) Columbia is obligated to reimburse him for that amount exclusive of any tax imposed by reason of receipt of reimbursement under the employment agreement.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Columbia is a reporting company pursuant to Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act"). Pursuant to Section 16(a) of the Exchange Act, and the rules promulgated thereunder, directors, officers, greater than ten percent shareholders, and certain other key personnel are required to report their ownership and any change in ownership of Columbia securities with the Securities and Exchange Commission (the "SEC"). Except as described below, Columbia believes that all Section 16(a) filing requirements applicable to its directors, officers and greater than ten percent shareholders were complied with.

  In making these disclosures, Columbia has relied solely on written representations of its directors and executive officers, and copies of the reports that they have filed with the SEC.

  During 1997, Mr. Harald R. Russell filed a late form reporting a single transaction. In 1997, it was discovered that certain previously filed reports for Ms. Melanie Dressel and Mr. John H. Halleran, each of which were filed on time, incorrectly reported certain holdings. Each report was promptly amended after the oversight was discovered.

                INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

  As compensation for the costs and risks associated with its efforts in facilitating the 1990 acquisition of Columbia by a group of investors that included Mr. Espe, NorCap, L.L.C. was granted an option to purchase 38,133 shares of Columbia common stock at a price of $5.86 per share (as adjusted to reflect stock dividends). As part of that same transaction, NorCap was granted an option to purchase shares of common stock of Columbia National Bancshares, Inc. ("CNBI"). The option to purchase CNBI shares was converted into an option to purchase 14,551 Columbia shares at a price of $8.39 per share (as adjusted to reflect stock dividends), as part of the merger of CNBI with and into Columbia that was completed in August, 1993. The NorCap options are exercisable at any time until September 26, 2000. At the time of his death, NorCap was controlled by Mr. Espe, who owned 60% of NorCap's common units, subject to conversion and limited voting rights of holders of its convertible Series A units. Mr. Powell, a current director of Columbia, was also a director and member of NorCap. NorCap was a shareholder of Columbia.

  Subsequent to the death of Mr. Espe, the Board of Directors and members of NorCap voted to liquidate that company and to distribute a majority of its assets in kind to its members. As a result of the liquidation of NorCap, Mr. Espe's estate and Mr. Powell each received shares of Columbia common stock and options to purchase shares of Columbia common stock. See "SECURITY OWNERSHIP OF MANAGEMENT".

  During 1997, certain directors and executive officers of Columbia and Columbia Bank, and their associates, were customers of Columbia Bank, and it is anticipated that such individuals will continue to be customers of Columbia Bank in the future. All transactions between Columbia Bank and its executive officers and directors, and their associates, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and, in the opinion of management, did not involve more than the normal risk of collectability or present other unfavorable features.

        PROPOSAL 2: APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION

DESCRIPTION OF THE PROPOSED AMENDMENT AND VOTE REQUIRED

  On January 28, 1998, the Board of Directors unanimously approved a proposal to amend Article 4, Section 4.1 of Columbia's Articles of Incorporation in order to increase the number of shares of the no par value common stock which Columbia is authorized to issue from 11,000,000 to 30,000,000 (the "Amendment"). The Board of Directors determined that such Amendment is advisable and directed that the proposed Amendment be presented to shareholders for their consideration at the Annual Meeting to be held on April 22, 1998. The affirmative vote of the holders of a majority of the outstanding shares of common stock of Columbia is required to approve the proposed Amendment.

  The full text of the proposed Amendment to the Articles of Incorporation is set forth in Appendix A to this Proxy Statement. The Amendment will not affect the number of shares of preferred stock authorized, which is 2,000,000 shares of preferred stock no par value per share. There are currently no shares of preferred stock issued.

PURPOSES AND EFFECTS OF INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON
STOCK

  The proposed Amendment would increase the number of shares of common stock which Columbia is authorized to issue from 11,000,000 to 30,000,000. The additional 19,000,000 shares would be a part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the shares of common stock presently issued and outstanding. The holders of Columbia's common stock are not entitled to preemptive rights or cumulative voting.

  As of December 31, 1997, there were approximately 4,000,000 shares of Columbia's common stock available for future issuance. The Board of Directors believes that it is in the best interests of Columbia and its shareholders that additional common shares be authorized to provide flexibility to Columbia in responding to any corporate needs or opportunities that may arise, including the issuance of stock, from time to time, to fund growth, as compensation, or for use in potential acquisitions. Such additional stock, if authorized, could be issued only with the prior approval of the Board of Directors but generally no further action by the shareholders would be necessary. If authorization of such additional stock were deferred until a specific identified need existed, the time and expense required to obtain the necessary shareholder approval could prevent Columbia from responding to the need in a timely manner.

EFFECTIVE DATE OF PROPOSED AMENDMENT

  If the Amendment to Article 4, Section 4.1 of the Articles of Incorporation is adopted by the required vote of shareholders, such Amendment will become effective upon the filing of appropriate Articles of Amendment of the Articles of Incorporation with the Office of the Washington Secretary of State. It is expected that Articles of Amendment will be filed shortly following approval of the Amendment by shareholders at the Annual Meeting.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND ARTICLE 4, SECTION 4.1 OF COLUMBIA'S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES FROM 11,000,000 TO 30,000,000.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  On February 25, 1998, Deloitte & Touche LLP ("Deloitte & Touche") was selected by Columbia to be its independent accountants for the fiscal year ended December 31, 1998. A representative of Deloitte & Touche is expected to be present at the Annual Meeting to make a statement, if desired, and to be available to respond to appropriate questions.

  Deloitte & Touche also served as Columbia's independent accountant and rendered their report with respect to Columbia's financial statements for the year ended December 31, 1997. Prior to Deloitte & Touche's engagement on February 26, 1997, Price Waterhouse LLP ("Price Waterhouse") had served as the principal independent accountant for Columbia and rendered their report with respect to Columbia's financial statements for the year ended December 31, 1996. The recommendation to change accountants was made by management of Columbia and was approved by the Audit Committee and the Board of Directors.

  In the most recent fiscal year preceding the Board's actions, there were no disagreements with Price Waterhouse LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Price Waterhouse's satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report. Price Waterhouse's report on Columbia's financial statements for such fiscal year did not contain any adverse opinion or disclaimer of opinion, nor was such report qualified in any respect.

                 INFORMATION CONCERNING SHAREHOLDER PROPOSALS

  Proposals of shareholders intended to be presented at the Annual Meeting of Shareholders of Columbia, scheduled to be held on March 31, 1999, must be received by Columbia for inclusion in the Proxy Statement and form of Proxy relating to that meeting by October 23, 1998.

                                 OTHER MATTERS

  The Board of Directors knows of no other matters to be brought before this Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is the intention of the persons named in the Proxy to vote the Proxy in accordance with the recommendations of management on such matters.

  WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY THEN WITHDRAW YOUR PROXY. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

                                  APPENDIX A

              PROPOSED AMENDMENT TO ARTICLE 4, SECTION 4.1 OF THE
          ARTICLES OF INCORPORATION OF COLUMBIA BANKING SYSTEM, INC.

  Section 4.1 of ARTICLE 4 would be amended in its entirety to read as follows:

  The aggregate number of shares which the corporation shall have authority to issue is 30,000,000 common shares with no par value (hereinafter referred to as "the common stock") and 2,000,000 preferred shares with no par value (hereinafter referred to as "the preferred stock"). The preferred stock is senior to the common stock, and the common stock is subject to the rights and preferences of the preferred stock as provided in the following section.

                         COLUMBIA BANKING SYSTEM, INC.
                   PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                APRIL 22, 1998

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF COLUMBIA
                             BANKING SYSTEM, INC.

                      PLEASE SIGN AND RETURN IMMEDIATELY

  The undersigned shareholder of COLUMBIA BANKING SYSTEM, INC. ("Columbia") hereby nominates, constitutes and appoints, J. James Gallagher and W.W. Philip and each of them (with full power to act alone), the true and lawful attorneys and proxies, each with full power of substitution, for me and in my name, place and stead, to act and vote all the common stock of Columbia standing in my name and on its books on February 27, 1998 at the Annual Meeting of Shareholders to be held at the Sheraton Tacoma Hotel, Tacoma, Washington, on April 22, 1998, at 1:00 p.m., and at any adjournment thereof, with all the powers the undersigned would possess if personally present, as follows:

1. ELECTION OF DIRECTORS. A proposal to elect as directors the persons listed below to serve until the 1999 Annual Meeting of Shareholders or until their successors are duly elected and qualified.

     [_] FOR all nominees listed below    [_] WITHHOLD AUTHORITY TO VOTE for
                                              all nominees listed below (in the
                                              manner described below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name listed below.

   W. Barry Connoley, Richard S. DeVine, Jack Fabulich, Jonathan Fine, John P. Folsom, Margel S. Gallagher, W. Kelso Gillenwater, John A. Halleran, Thomas
   L. Matson, William W. Philip, John H. Powell, Robert E. Quoidbach, Donald Rodman, Frank H. Russell, Sidney R. Snyder, William T. Weyerhaeuser, James
   M. Will

2. APPROVAL OF ARTICLE AMENDMENT. A proposal to amend Columbia's Articles of Incorporation to increase the number of authorized common shares from 11,000,000 to 30,000,000.

                     [_] FOR    [_] AGAINST    [_] ABSTAIN

3. In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ABOVE. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS SET FORTH ABOVE.

 Management knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, this Proxy will be voted in accordance with the recommendations of management.

 The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders for the April 22, 1998 Annual Meeting, and the accompanying documents forwarded therewith, and ratifies all lawful action taken by the above-named attorneys and proxies.

                                              Date: _____________________, 1998

                                              Signature: ______________________

                                              Signature: ______________________

                                              NOTE: Signature(s) should agree
                                              with name(s) on Columbia stock
                                              certificate(s). Executors,
                                              administrators, trustees and
                                              other fiduciaries, and persons
                                              signing on behalf of
                                              corporations or partnerships
                                              should so indicate when signing.
                                              ALL JOINT OWNERS MUST SIGN.